JOHN G. NOSSIFF300 BRICKSTONE SQ., ST 201

ATTORNEY AT LAWANDOVER, MASSACHUSETTS 01810

Northsight Capital, Inc. March 2 1, 2018

7580 E Gray Rd., Ste 103

Scottsdale, AZ 85260

Attention: EVP Operations

Gentlemen:

We have acted as legal counsel to Northsight Capital, Inc., a Nevada Corporation (the “Company”), in connection with preparation of a registration statement on Form S-1 (“Registration Statement”) with respect to the registration for resale under the Securities Act of 1933, as amended, of an aggregate of 31,741,293shares of the Company’s common stock (the “Shares”).

We call your attention to the fact that we have been retained as legal counsel to the Company for the purpose of the Transaction and have not represented the Company generally in the past.

This firm, in rendering legal opinions, customarily makes certain assumptions which are described in Schedule A hereto. In the course of our representation of the Company in connection with the Registration Statement, nothing has come to our attention which causes us to believe reliance upon any of those assumptions is inappropriate and, with your concurrence, the opinions hereafter expressed are based upon those assumptions. For purposes of those assumptions, the Enumerated Parties referred to in Schedule A are the Company and its officers and directors.

In connection with this Opinion Letter, we have examined the documents necessary to enable us to issue this opinion, including but not limited to those documents listed on Schedule B attached hereto (collectively, the “Documents”).

We have, without independent investigation, relied upon the representations and warranties of the various parties as to statements of fact contained in the Documents.

We have not made any independent review or investigation of UCC filings or conducted any searches of any offices of public officials in any applicable jurisdiction with respect to orders, judgments, rules or other regulations or decrees by which the Company or any of its property may be bound, nor him and him and e existence of actions, suits, investigations or proceedings, if any, pending or threatened against the Company.

With your concurrence, the opinions hereafter expressed, whether or not qualified by language such as "to our knowledge", and are based solely upon (1) our review of the Documents, (2) the conscious awareness of those of our attorneys who have given substantive legal representation to the Company in connection with the Registration Statement, and (3) such review of published sources of law as we have deemed necessary.

Our opinions hereafter expressed are limited to the laws of the Commonwealth of Massachusetts, Federal law and with respect to the opinions herein contained as to the legality of the common stock, the Nevada Corporation law.

The opinion hereafter expressed in numbered opinion 1 is subject to and may be affected by:

(i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium, or assignment for the benefit of creditors laws and other laws affecting the rights and remedies of creditors generally, including without limitation laws regarding fraudulent transfers, fraudulent conveyances, preferences, avoidance, automatic stay and turn-over;

(ii)general principles of equity, including without limitation those governing the availability of equitable remedies, affording equitable defenses, requiring good faith, fair dealing and reasonableness in the performance and enforcement of a contract, and affording defenses based upon unconscionability, lack of notice, impracticability or impossibility of performance; and

(iii)general rules of contract law with respect to matters such as the election of remedies, the limits of severability, mutuality of obligations, and opportunity to cure, limitations on the enforceability of indemnification, contribution or exculpation provisions under applicable securities laws or otherwise and limitations on the enforceability of provisions which are in violation of public policy.

We express no legal opinion upon any matter other than those explicitly addressed in numbered paragraph 1 below, and our express opinion therein contained shall not be interpreted to be implied opinions upon any other matter.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Shares have been duly authorized, validly issued, fully paid and are nonassessable.

We consent to the discussion of this Opinion Letter in the Prospectus which forms a part of the Registration Statement, the reproduction of the opinion as an exhibit to the Registration Statement, and being named in the Registration Statement as counsel to the issuer in connection with the Registration Statement.

This opinion may only be relied upon only with respect to whether the Shares being sold under the Registration Statement are duly authorized, validly issued, fully paid and nonassessable, and for no other purpose.

THE NOSSIFF LAW FIRM, LLP

By: /s/ John G. Nossiff

John G. Nossiff,

Partner

SCHEDULE A

THE NOSSIFF LAW FIRM LLP

STANDARD ASSUMPTIONS

In rendering legal opinions in third party transactions, The Nossiff Law Firm LLP makes certain customary assumptions described below:

1.Each natural person executing any of the Documents has sufficient legal capacity to enter into such Documents and perform the Transaction.

2.Each person other than the Enumerated Part(ies) has all requisite power and authority and has taken all necessary corporate or other action to enter into those documents to which it is a party or by which it is bound, to the extent necessary to make the Documents enforceable against it.

3.Each Document is accurate, complete and authentic, each original is authentic, each copy conforms to an authentic original and all signatures are genuine.

4.All official public records are accurate, complete and properly indexed and filed.

5.There has not been any mutual mistake of fact or misunderstanding, fraud, duress, or undue influence by or among any of the parties to the Documents.

6.There are no agreements or understandings among the parties to the documents, and there is no usage of trade or course of prior dealing among such parties, that would define, modify, waive, or qualify the terms of any of the Documents.

SCHEDULE B

LIST OF DOCUMENTS

In connection with the Opinion Letter to which this Schedule B is attached, we have reviewed the following Documents. However, except as otherwise expressly indicated, we have not reviewed any other documents, instruments or agreements referred to in or listed upon any of the following Documents.

1.Resolutions of the board of directors of the Company pertaining to the Shares and the Registration Statement;

2.A Certificate of John Venners, the EVP Operations of the Company (the “Corporate Certificate”) as to certain matters, as to which we have relied exclusively with respect to payment of consideration for the Shares;

3.The form of subscription Agreement used by the Company in connection with issuance of its common stock.